Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby

Investor Relations

(813) 273-3000

Syniverse Reports Record Profitability

Tampa, Fla. – July 28, 2005 – Syniverse Holdings, Inc. (NYSE: SVR), a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, today reported record results as an independent company for second quarter 2005:

•	Total revenues were $86.9 million for the second quarter 2005, a 2.3% increase compared to second quarter 2004.

•	Net revenue, which excludes off-network database queries or pass-thru revenue, was $83.5 million for the second quarter 2005, an increase of 8.6% compared to the same period in 2004.

•	Net income attributable to common stockholders was $11.8 million in the second quarter 2005, compared to $2.8 million in the same period in 2004.

•	Adjusted net income, which normalizes results to reflect core business performance, was $13.5 million for the second quarter 2005, a 19.7% increase compared to the same period in 2004. Assuming all post-IPO shares were also outstanding in the second quarter 2004, adjusted net income per share was $0.20, compared to $0.17 during the same period in 2004.

•	Cash net income was $15.8 million for the second quarter 2005, an 18.2% increase compared to the same period in 2004. Cash net income reflects the positive cash impact resulting from the significant difference in amortization of goodwill for financial reporting and tax purposes and is determined by adding the cash savings arising from the tax deductible goodwill amortization to adjusted net income. Assuming all post-IPO shares were outstanding in each of the two quarters, cash net income per share was $0.23, compared to $0.20 during the same period in 2004.

•	Adjusted EBITDA was $36.0 million for the second quarter, a 3.2% increase compared to the same period in 2004.

Additional information reconciling Syniverse’s adjusted EBITDA to net income (loss) and a reconciliation of adjusted net income and cash net income is set forth below.

“Syniverse achieved record profitability as an independent company,” said Chairman and Chief Executive Officer Ed Evans. “Growth in wireless subscribers, increased roaming activity, and the continued roll-out of 3G wireless data and messaging services have all contributed to the company’s strong performance. Today we believe we are well positioned to capitalize on future growth opportunities in the wireless telecom industry. During the quarter, we announced several mobile data initiatives, which position us well in this rapidly growing area of the wireless industry.”

“Our scalable business model continues to produce outstanding results,” said Chief Financial Officer Ray Lawless. “Volumes were strong with double digit sequential organic growth in our key products. These strong volume trends led to strong net revenue growth, and when combined with the operating leverage inherent in our business model, allowed us to generate nearly $37 million in cash during the quarter.”

Syniverse Technologies • One Tampa City Center, Suite 700, Tampa, FL 33602 • Tel +1 888.724.3579 • Outside North America +1 813.209.5944

www.syniverse.com

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Second Quarter 2005 Service Line Revenue

Technology Interoperability Services

Technology Interoperability revenue was $27.2 million in the second quarter 2005, a 48.6% year-over-year increase primarily driven by strong organic growth combined with incremental revenue from the acquisition of IOS North America.

Network Services

Network Services revenue was $33.4 million in the second quarter 2005, a 4.1% year-over-year decrease driven by approximately $2.4 million in non-recurring revenue that occurred in the second quarter 2004. Exclusive of this revenue, Network Services revenue increased by approximately 3% year over year.

Number Portability Services

Number Portability revenue was $12.6 million in the second quarter 2005, a 7.1% year-over-year increase primarily due to increases in the number of porting transactions.

Call Processing Services

Call Processing Services revenue was $7.3 million in the second quarter 2005, an 11.2% year-over-year decrease primarily driven by the continued migration of carriers off our call processing platform to implement direct SS7 connections. This decline was offset by a strong increase in revenues supporting international roaming.

Enterprise Solutions

Enterprise Solutions revenue was $2.9 million in the second quarter 2005.

Off-Network Database Queries (Pass-Thru)

Pass-thru revenue for the second quarter 2005 was $3.4 million.

Prior to the third quarter 2004, pass-thru revenue was reported within the network services category, but all periods presented herein have been reclassified for consistency. Pass-thru revenue is generated from charges incurred to access other providers’ databases on behalf of Syniverse customers. These charges are passed onto customers with little or no margin.

Second Quarter 2005 Business Highlights

Significant accomplishments for Syniverse in second quarter 2005 include:

•	Securing contracts with 15 wireless operators for 1xRTT/1xEV-DO CRX solution enabling mobile data roaming for more than 75 million CDMA subscribers worldwide.

•	Entering into the joint venture mTLD Top Level Domain, Ltd., formed by a consortium of companies including Hutchison 3, GSM Association, Ericsson, Microsoft, Nokia, Samsung, TIM, Telefonica Moviles, T-Mobile, and Vodafone, to manage the .mobi Internet domain name.

Key international customer and service contract wins:

•	New customer contracts for SCCP gateway services for two leading GSM mobile operators in Hong Kong.

•	New service contracts:

•	Mobile Data Roaming for Australia’s leading mobile operator

•	GSM SS7 transport and interstandard SMS for KPN Telecom in The Netherlands

New services launched:

•	Wireless AMBER Alerts Notification Platform for the launch of Wireless AMBER Alerts™, an initiative sponsored by CTIA – The Wireless Association and the National Center for Missing & Exploited Children® (NCMEC).

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•	Mobile Content Delivery in partnership with m-Qube to offer subscribers a wide range of value-added mobile applications and services.

•	Billing Record Conversion Service to convert call detail records to industry standard record formats used for clearing and settling wholesale roaming agreements between roaming partners.

Outlook

The company provides the following estimates for 2005:

	Third Quarter	Full Year
Net Revenues	$86-$88 million	$325-$330 million
Adjusted EBITDA	$40-$42 million	$145-$150 million
Adjusted Net Income	$14-$16 million	$50-$55 million
Cash Net Income	$16-$18 million	$59-$64 million

Lock-Up Amendment

On July 28, 2005, Syniverse Holdings, Inc. and Syniverse Technologies, Inc. amended the underwriting agreement that they entered into in connection with the initial public offering of Syniverse Holdings, Inc.’s common stock solely to extend the post-IPO lock-up period until 11:59 PM (Eastern Daylight Time) on August 21, 2005. Syniverse’s directors, officers and stockholders who entered into lock-up agreements in connection with the IPO all agreed to the same extension.

Non-GAAP Measures

Syniverse’s Adjusted Net Income is determined by adding the following to net income (loss): provision for income taxes, restructuring costs, impairment losses on intangible assets, loss on disposal of assets, amortization of intangibles recorded in purchase accounting, loss on extinguishment of debt, headquarters facilities move expenses, and transition expenses of integrating the EDS Interoperator Services North America business to arrive at Adjusted Net Income (loss) before provision for income taxes. This adjusted pre-tax result is then further adjusted for a provision for income taxes at an assumed long-term tax rate of 39%, which excludes the effect of our NOLs.

Syniverse’s Cash Net Income is determined by adding the cash benefit of our tax-deductible goodwill to Adjusted Net Income. This benefit is a result of the differing treatments of approximately $362 million of goodwill on our balance sheet created primarily from our acquisitions from Verizon and of IOS North America. While not amortized for GAAP purposes, goodwill amortization is deductible in calculating our taxable income and hence reduces cash tax liabilities.

We present Adjusted Net Income and Cash Net Income because we believe that Adjusted Net Income and Cash Net Income provide useful information regarding our operating results, in addition to our GAAP measures. We believe that Adjusted Net Income provides our investors with valuable insight into our profitability exclusive of unusual adjustments, and Cash Net Income provides further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes. Neither of these measures should be reviewed without consideration of our net income and other GAAP measures.

Syniverse’s Adjusted EBITDA is determined by adding the following to net income (loss): net interest expense, income taxes, depreciation, loss on disposal of assets, amortization, impairment losses on intangible assets, restructuring charges, loss on extinguishment of debt, headquarters facilities move expenses and the transition expenses of integrating the EDS Interoperator Services North America business. A reconciliation of Adjusted EBITDA to net income (loss) is presented in the financial tables contained herein.

We present Adjusted EBITDA because we believe that Adjusted EBITDA provides useful information regarding our continuing operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. We also review Adjusted EBITDA to compare our current operating results with corresponding periods and with the operating results of other companies in our industry. In addition, we also

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utilize Adjusted EBITDA as an assessment of our overall liquidity and our ability to meet our debt service obligations.

We believe that Adjusted EBITDA, Adjusted Net Income and Cash Net Income are useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing operating performance or cash flows. Adjusted EBITDA, Adjusted Net Income and Cash Net Income have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flows statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business, and Adjusted Net Income and Cash Net Income should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income and Cash Net Income as supplemental information.

Second Quarter 2005 Earnings Call

Syniverse Holdings (NYSE: SVR) will release second quarter 2005 results after the market closes on Thursday, July 28, 2005 and host a conference call at 4:30 p.m. (ET) to discuss these results. To participate on this call, please dial 1 (800) 299-8538 (for U.S. callers) or +1 (617) 786-2902 (international direct dial). The pass code for this call is 36307771.

This event will be Webcast live over the Internet in listen-only mode at www.syniverse.com/investorevents.

A replay of this call will be available beginning Thursday, July 28, 2005 at 7:30 p.m. (ET) through Thursday, August 11, 2005, 8:00 p.m. (ET). To access the replay, please dial 1 (888) 286-8010 (for U.S. callers), or +1 (617) 801-6888 (international direct dial). The replay pass code is 70752877.

In addition, this earnings call will be archived on the Syniverse Technologies Corporate Web site under Investors - Webcasts and Presentations.

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About Syniverse

Syniverse is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next generation wireless services. Syniverse provides services to over 300 telecommunications carriers in approximately 40 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., Syniverse has offices in major cities throughout North America, The Netherlands and the United Kingdom and a global sales force in the United Kingdom, Luxembourg, Italy, China, Hong Kong, Brazil, Slovakia and India. For more information, visit www.syniverse.com

Cautions about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

Syniverse Holdings, Inc

Condensed Consolidated Statements of Operations (unaudited)

(In thousands except per share information)

	Three Months Ended June 30, 2004	Three Months Ended June 30, 2005	Six Months Ended June 30, 2004	Six Months Ended June 30, 2005
Technology Interoperability Services	$18,309	$27,201	$33,588	$50,400
Network Services	34,857	33,415	64,668	65,648
Number Portability Services	11,772	12,607	22,903	24,276
Call Processing Services	8,242	7,322	17,554	13,725
Enterprise Solution	3,696	2,927	7,421	6,009

Revenues excluding Off Network Database Queries	76,876	83,472	146,134	160,058
Off Network Database Queries	8,065	3,403	15,477	6,236

Total Revenues	84,941	86,875	161,611	166,294
Cost of operations	36,271	34,446	71,426	66,872

Gross Margin	48,670	52,429	90,185	99,422
Gross Margin%	57.3%	60.3%	55.8%	59.8%

Gross Margin% before Off Network Database Queries	63.3%	62.8%	61.7%	62.1%
Sales and marketing	5,169	5,812	10,444	11,474
General and administrative	8,647	12,380	17,516	22,534
Depreciation and amortization	9,891	12,190	20,181	24,075
Restructuring	289	—	289	—

Operating income	24,674	22,047	41,755	41,339

Other expense, net
Interest expense, net	(11,966)	(8,192)	(25,726)	(18,357)
Loss on extinguishment of debt	—	—	—	(23,788)
Other, net	—	—	(6)	—

	(11,966)	(8,192)	(25,732)	(42,145)

Income (loss) before provision for income taxes	12,708	13,855	16,023	(806)

Provision for income taxes	2,088	2,077	4,192	4,368

Net income (loss)	10,620	11,778	11,831	(5,174)

Preferred stock dividends	(7,791)	—	(15,392)	(4,195)

Net (loss) attributable to common stockholder	$2,829	$11,778	$(3,561)	$(9,369)

Net income per share
Basic	$0.07	$0.18	$(0.09)	$(0.16)
Diluted	$0.07	$0.18	$(0.09)	$(0.16)
IPO(1)	$0.16	$0.17	$0.17	$(0.08)

Shares used in calculation
Basic	39,838	66,061	39,838	57,470
Diluted	39,838	66,064	39,838	57,470
IPO(2)	67,667	67,667	67,667	67,667

Notes:

1)	Assumes no preferred stock dividends since the outstanding preferred stock was either redeemed or converted to common shares after our IPO.
2)	Assumes shares outstanding after our IPO were outstanding for the full period above.

As of
June 30, 2005
Cash	$58,007

Senior subordinated notes, net of discount	157,434
Term note B, net of discount	238,800

Total Debt	396,234

Class A cumulative redeemable preferred stock	—

Common Stock	457,226
Accumulated deficit and other comprehensive income	(149,127)

Total owners equity	$308,099

Syniverse Holdings, Inc

Reconciliation of Non GAAP Measures to GAAP (unaudited)

(In thousands except per share information)

	Three Months Ended June 30, 2004	Three Months Ended June 30, 2005	Six Months Ended June 30, 2004	Six Months Ended June 30, 2005
Reconciliation to adjusted EBITDA
Net income (loss)	$10,620	$11,778	$11,831	$(5,174)
Interest expense, net	11,966	8,192	25,726	18,357
Loss on extinguishment of debt	—	—	—	23,788
Provision for income taxes	2,088	2,077	4,192	4,368
Depreciation and amortization	9,891	12,190	20,181	24,075
Restructuring	289	—	289	—
Loss from disposal of assets	—	612	—	612
IOS North America transition expenses	—	834	—	2,506
Facilities move expense	—	275	—	496

Adjusted EBITDA	$34,854	$35,958	$62,219	$69,028

	Three Months Ended June 30, 2004	Three Months Ended June 30, 2005	Six Months Ended June 30, 2004	Six Months Ended June 30, 2005
Reconciliation to adjusted net income and cash net income
Net income (loss)	$10,620	$11,778	$11,831	$(5,174)
Add provision for income taxes	2,088	2,077	4,192	4,368

Income (loss) before provision for income taxes	12,708	13,855	16,023	(806)
Restructuring	289	—	289	—
Loss from disposal of assets	—	612	—	612
Purchase accounting amortizations	5,460	6,412	10,839	12,842
IOS North America transition expenses	—	834	—	2,506
Facilities move expense	—	387	—	823
Loss on extinguishment of debt	—	—	—	23,788

Adjusted income before provision for income taxes	18,457	22,100	27,151	39,765
Less assumed provision for income taxes at 39%	(7,198)	(8,619)	(10,589)	(15,508)

Adjusted Net Income	11,259	13,481	16,562	24,257
Add cash savings of tax deductible goodwill(1)	2,097	2,300	4,195	4,600

Cash net income	$13,356	$15,781	$20,757	$28,857

Adjusted net income per share after IPO(2)	$0.17	$0.20	$0.24	$0.36
Cash net income per share after IPO	$0.20	$0.23	$0.31	$0.43
Shares outstanding after IPO(2)	67,667	67,667	67,667	67,667

1)	Represents the cash benefit realized currently as a result of the tax deductibility of goodwill amortization
2)	Assumes shares outstanding after our IPO were outstanding for all periods above.